UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Callon Petroleum Company
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CALLON PETROLEUM COMPANY ISSUES STATEMENT REGARDING
LONE STAR VALUE MANAGEMENT’S ILL-ADVISED AND SELF-SERVING DEMANDS

Natchez, MS (January 6, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today issued the following statement concerning recent demands made by Lone Star Value Management, LLC (“Lone Star”):

Lone Star’s demands appear both ill-advised and self-serving. By advocating for a sale now, Lone Star seems to be focused on realizing a quick trading profit, which would be contrary to the interests of the Company’s longer-term investors. In addition, Lone Star’s claims regarding Callon’s performance are not supported by the facts.

Callon’s Board of Directors and management team are fully committed to creating value for all Callon shareholders, and we have a solid track record in this regard. Indeed, we have delivered a 73% increase in Callon’s stock price since April when we announced our intention to exit the Gulf of Mexico and become an onshore operator, and a 27% increase in Callon’s stock price over the past year, outperforming the SIG Oil Exploration & Production Index as well as the S&P 500 in both periods.

CPE Share Price Performance vs. Key Benchmarks (as of 1.3.14)
Date	CPE	S&P 500	EPX
3 months	21%	9%	(0%)
6 months	86%	13%	16%
Gulf of Mexico announcement	73%	15%	18%
12 months	27%	25%	21%
18 months	42%	33%	22%

Callon’s Board has taken - and will continue to take - all appropriate steps to drive shareholder value. Through focused execution, we have successfully completed Callon’s transformation to an onshore operator. As a result, we have optimized and de-risked the Company’s asset base, lowered its cost of capital, and established a solid track record of both production and reserve growth. Today, our strategy, our assets, our capital and our future are focused on the Permian Basin, and Lone Star is wrong to suggest otherwise. It seems clear to us that Lone Star is either inexperienced or purposely misleading shareholders given its suggestion that we are pursuing growth outside of the Permian Basin. Callon has repeatedly stated that it would pursue complementary acquisitions in the Midland Basin and would evaluate selective opportunities in the Delaware Basin. The Permian Basin comprises both the Delaware and Midland Basins.

We strongly believe a sale of the Company at this time, just as we are beginning to unlock the value of our Permian Basin acreage position, would prevent Callon shareholders from realizing full value for their investment. Indeed, value from such a portfolio of opportunities is maximized after production growth is realized from de-risked zones and additional zones are established through delineation drilling. We have continued to deliver production growth, exceeding our targeted 2013 exit rate of 3,500 barrels of oil equivalent per day for the month of December 2013, which represents 150% growth since January 2013. As we deploy capital in the Permian Basin, we expect continued growth in production and reserves, creating additional net asset value for shareholders. Selling the Company now, prior to these increases and resulting value creation, would deny Callon shareholders the opportunity to maximize the value of their investment. Of course, to the extent that the Board receives a proposal to acquire the Company, we would consider it consistent with our fiduciary duties.

Lone Star’s statements are misleading regarding the purposes for increasing Callon’s authorized capital stock at the January 15 Special Meeting.  As is clearly stated in the definitive proxy statement for the Special Meeting, Callon “has no present plans, agreements or understandings for the issuance of any of the additional shares to be authorized by the proposed amendment.”  Any decision to issue shares in the future would be based on careful consideration of Callon and its shareholders’ best interests.

Contrary to the assertions made by Lone Star, Callon has sold equity only three times since 2003, one of which was a preferred offering that had no dilutive impact. The Company’s record of prudent equity offerings has been recognized by ISS and Glass Lewis, leading independent proxy advisory firms, with each firm issuing favorable recommendations for the Company’s share authorization proposal at the January 15 Special Meeting. In making its recommendation, ISS stated:

“Given that the proposed increase is below the allowable threshold and there are no significant concerns regarding the company’s past use of shares, a vote FOR this proposal is warranted.” Permission to use quotation neither sought nor obtained.

As previously announced, Lone Star has filed notice to nominate two candidates to stand for election to Callon’s Board of Directors at the 2014 Annual Meeting. The Callon Board will consider Lone Star’s nominations in due course and will present details regarding the Board’s recommended slate of director nominees in the Company’s definitive proxy statement and other materials, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2014 Annual Meeting, which has yet to be scheduled.

J.P. Morgan is serving as the Company’s financial advisor, and Wachtell, Lipton, Rosen & Katz and Haynes & Boone are serving as legal advisors.

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled, future production rates and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

Important Additional Information

Callon, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Callon stockholders in connection with the matters to be considered at Callon’s 2014 Annual Meeting. Callon intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Callon stockholders. CALLON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Callon’s directors and executive officers in Callon stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company’s website (ww.callon.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Callon’s 2014 Annual Meeting. Information can also be found in Callon’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Callon with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Callon’s website at www.callon.com or by writing to Callon at 200 North Canal Street, Natchez, Mississippi 39120.

For further information contact

Investors:
Joe Gatto
Callon Petroleum
800-451-1294

ThomasM. Ball / Ronald E. Knox / Gerard J. Mucha
Morrow & Co., LLC
203-658-9400

Media:
Andrew Siegel / James Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449